Exhibit 10.1

MOT/2012/OMAGINE/681
DATE:  19 September, 2012

Mr. Frank J. Drohan
Managing Director,
Omagine LLC
P.O. Box 708, P.C. 115
Sultanate of Oman.

Dear Mr. Drohan,

Sub: Omagine Project.

Reference to your letter dated July 1st 2012 and September 8th 2012 we have reviewed all relevant details and would like to highlight the following points:

1.	Omagine project till date has not been given the designation of Integrated Tourism Complex.
2.	MOT has not issued a final approval on the Development Agreement of Omagine project.
3.	Omagine till date is still a Limited Liability Company and has not been transformed as requested by MOT, to a Joint Stock Company. It is not permitted for LLC company to enter into Integrated Tourism Complexes development agreement with MOT. The case that Omagine enter into the development agreement as LLC company and to be transformed to a Closed Joint Stock Company within one year after the execution date of the development agreement is not accepted by MOT.

Next Steps:
In order to move forward in the project the following actions need to be done by Omagine:
1.
A Letter of undertaking from the promoters of the project signed by all promoters that the project company entering into a development agreement with MOT will be a Joint Stock Company with the same shareholders as Omagine LLC

2.
A Letter of undertaking from the promoters of the project signed by all promoters, in the event that the project is executed by your company, the promoters will not sell, assign or transfer the project to a third party at any time before the completion of the project without the prior written approval of the Ministry (MOT cannot rely on Omagine shareholder agreement in this point)

We should be pleased to receive the above requested letters within two weeks from the date of this letter.

Kind regards,

/s/ Marhoun Said Al Amri
Marhoon Said Al Amri
Assistant D.G. of Planning, Follow-Up and Information